Exhibit 23.1.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-95249) pertaining to the TESSCO Technologies Incorporated Team Member Stock Purchase Plan and the Registration Statements (Form S-8 No. 33-87178, Form S-8 No. 333-118177, Form S-8 No. 333-158758, and Form S-8 No. 333-179819), pertaining to the TESSCO Technologies Incorporated Second Amended and Restated 1994 Stock and Incentive Plan and Employee Incentive Stock Option Plan, of our reports dated May 29, 2013, with respect to the consolidated financial statements and schedule of TESSCO Technologies Incorporated and subsidiaries, and the effectiveness of internal control over financial reporting of TESSCO Technologies Incorporated and subsidiaries, included in this Annual Report (Form 10-K) for the year ended March 31, 2013.

Baltimore, Maryland
May 29, 2013